Exhibit 99.1

[SEMCO ENERGY LOGO] 1411 Third Street, PO BOX 5004, Port Huron, MI 48061-5004	NEWS RELEASE

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Assistant Treasurer & Director of Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing & Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY BASE RATE CASE SETTLEMENT APPROVED BY THE
MICHIGAN PUBLIC SERVICE COMMISSION

PORT HURON, MI, JANUARY 10, 2007 - SEMCO ENERGY, Inc. (NYSE:SEN) announced today that the Michigan Public Service Commission(MPSC) has approved the SEMCO ENERGY GAS COMPANY division base rate case settlement. The new rates will be effective on and after January 10, 2007.
Under the settlement, revised base rates, which are intended to recover the Company’s non-gas costs of providing service, are estimated to produce total annual revenues of approximately $90.5 million. This total annual revenue figure includes an estimated increase in annual base rate revenues of approximately $12.65 million based on adjusted 2005 test year data. However, the Company expects that, based on the Company’s current projections for 2007 residential use per customer, the revised rates would result in an increase of approximately $10.55 million in annualized base rate revenue for the Company. The Company had requested an $18.90 million increase in base rate revenues.

A typical residential customer will see an estimated increase of $3.37 a month as a result of this decision. The MPSC action does not include changes in the cost of natural gas. The cost of natural gas, which fluctuates with changes in market prices, is passed through to customers at cost and does not generate profits for the Company.
Some requests the Company included in the initial rate case filing are not part of the settlement, including proposals that would have changed the method for collecting certain expenses and the funding of customer conservation programs. The settlement does address a continuing decline in residential customer consumption by changing a key billing element included in rates. As part of the settlement, the Company also agreed not to file for base rate increases for MPSC Division customers until after January 1, 2008.
“Although this settlement does not include the innovative rate design and the associated conservation plan that the Company originally proposed, it does recognize that residential customer consumption has been steadily declining. To address this situation, the MPSC included an adjustment to the monthly customer charge and a move toward market realities by significantly reducing the billing determinant. We were hopeful that the Commission would have adopted more of our proposed rate design changes because we firmly believe that they are a more balanced approach to collecting our fixed costs. We continue to experience significant changes in our business and, therefore, I fully expect that we will once again focus the MPSC on needed rate design improvements in our next rate case filing,” said Eugene N. Dubay, Chief Operating Officer of SEMCO ENERGY GAS COMPANY.

For more detailed information on specific rate changes approved by the MPSC, visit the SEMCO ENERGY GAS COMPANY web site: www.semcoenergygas.com.

SEMCO ENERGY, Inc. distributes natural gas to more than 400,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.

The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.